EXHIBIT 10.2


                         STRATEGIC CONSULTING AGREEMENT

THIS STRATEGIC CONSULTING AGREEMENT ("AGREEMENT") is made as of February 22, 1996 by and between AST Ireland Limited, an Irish corporation ("AST"), and Samsung Electronics Company Limited, a Korean corporation ("SEC").

                                     PURPOSE

SEC wishes to obtain, and AST wishes to supply consulting services concerning product planning for personal computers and their components, the sales and marketing strategies for personal computers, and other personal computer related subjects in accordance with AST's developed expertise and experience and in accordance with SEC's needs and desires.

                                    AGREEMENT

ARTICLE 1.  DEFINITIONS
1.1 The terms as used in the Agreement shall, unless the context clearly indicates to the contrary, have the meanings set forth in this Article 1.
1.2  "EFFECTIVE DATE" shall mean February 22, 1996.
1.3 "SUBSIDIARIES" shall mean any corporation, company or other entity controlled by, controlling, or under common control with, either party hereto. As used herein, the term "control" means ownership or control, direct or indirect, now or hereafter during the term of this Agreement, of more than fifty percent (50%) of the outstanding shares or interest entitled to vote for the election of directors (other than any shares or stock whose voting rights are subject to restriction) of such corporation, company or other entity. Any corporation, company or other entity which would at any time be a Subsidiary of AST or SEC, as the case may be, by reason of the foregoing shall be considered a Subsidiary for the purposes of this Agreement only so long as such control exists. Any and all licenses and other rights granted to Subsidiaries pursuant to this Agreement shall automatically and immediately terminate at such time as such corporation, company or other entity no longer satisfies the control or other requirements set forth in this Section.

1.4 "CONSULTING PROJECT PLAN" means a plan as mutually agreed and defined in writing between AST and SEC, including, but not limited to, those tasks defined in the attached Appendix A.

1.5 "CONSULTING DELIVERABLE" means the written documents and tangible physical items required to be delivered by AST pursuant to a Consulting Project Plan.

1.6  "WORKING SCHEDULE" means the schedule specified in Appendix A.

ARTICLE 2.  FORMULATION OF EACH CONSULTING PROJECT PLAN

2.1 Plans Defined in This Agreement. Exhibit A is the Consulting Project that has been defined and agreed on between AST and SEC as of the Effective Date.

2.2 Additional Consulting Project Plans. SEC and AST may agree upon additional Consulting Projects as each shall determine to be necessary and desirable during the term of this Agreement, and such Consulting Project Plans shall be performed and result in obligations to make Consulting Payments as defined in this Agreement.

2.3 Changes to Consulting Project Plans. If AST or SEC desire to make any changes to the Consulting Project, each party agrees to discuss such proposed changes with the other, and agrees that such changes shall not be effective until a written amendment to this Agreement is signed by authorized representatives of AST and SEC.

ARTICLE 3.  PERFORMANCE OF CONSULTING PROJECTS

3.1 Consulting Activities. AST agrees to provide consulting activities in the areas defined in the Consulting Project, and to complete such activities using its skills and resources in a cooperative manner with SEC, in response to requests and directions provided by SEC, and during the Working Schedule.

3.2 Transfer of Deliverables. AST agrees to transfer to SEC the deliverables defined for the Consulting Project. Such deliverables shall be shipped from the AST facility in Limerick, Ireland to the SEC facility in Seoul, Korea.

3.3 License to Use Deliverables. AST hereby grants to SEC and its Subsidiaries a non-exclusive, non-transferable, worldwide, perpetual and royalty-free license to use any Consulting Deliverable supplied by AST and under the copyright and trade secret rights therefor to the extent owned by AST, subject to the terms of this Agreement, to use, modify, prepare derivative works based upon, copy, distribute, use in public performances, and to lease, sell or otherwise dispose of any product made using the Consulting Deliverable. Nothing herein shall be construed as granting a right to sublicense to any third party the license granted above without a prior written consent of AST. Any licenses granted to any Subsidiary hereunder shall terminate at such time as such entity no longer qualifies as a Subsidiary as defined in this Agreement.

ARTICLE 4.  PAYMENT OF CONSULTING FEE

4.1 Fee Payments. SEC agrees to pay to AST the fee defined in Appendix B to this Agreement, on the schedule defined in that appendix. The total amount of the fee shall be five million United States dollars (US$5,000,000.00), plus any taxes payable pursuant to Article 23, which shall be due on the Effective Date and payable within 45 days of the Effective Date.

ARTICLE 5.  TERM AND TERMINATION
5.1 Term. This Agreement shall become effective and come into full force on the Effective Date. The Agreement shall continue in full force and effect until July 31, 2000, unless earlier terminated as provided in this Agreement. The term of this Agreement may be extended by mutual written consent of both parties.

5.2 Termination on Bankruptcy or Material Adverse Change. Either party may terminate this Agreement effective immediately and without liability upon written notice to the other party if: (i) either party declares bankruptcy or bankruptcy proceedings are instituted involuntarily on his behalf, and the voluntary or involuntary proceedings are not dismissed within 30 days, or (ii) there is a material adverse change in the financial condition of the other party.

5.3 Termination on Default. Except as otherwise provided elsewhere herein, if either party fails to perform any material obligation under this Agreement, then, the non-defaulting party may terminate this Agreement forthwith upon written notice to the defaulting party, unless the breach has been cured within 45 days after a notice of such breach is given.

5.4 Post-Termination Activities. In the event of any termination of this Agreement, the parties shall cooperate in good faith to conclude any ongoing activities related to this Agreement provided, however, that neither party shall be obligated to incur any material expense in connection with such cooperation or otherwise take actions that may result in a material detriment to such party.

ARTICLE 6.  SURVIVALS
     Except as otherwise explicitly provided in this Agreement, the parties' rights and obligations which, by their nature, would continue beyond the termination, cancellation, or expiration of this Agreement shall survive such termination, cancellation, or expiration.

ARTICLE 7.  CONFIDENTIALITY
7.1 Definition. The term "Confidential Information" shall mean any information disclosed by one party (the "Disclosing Party") to the other party (the "Receiving Party") in connection with performance of this Agreement which is in written, graphic, machine readable or other tangle form and is marked "Confidential", "Proprietary" or in some other manner to indicate its confidential nature. Confidential Information may also include orally disclosed information, provided that such information is designated as confidential at the time of disclosure and included in a written summary sent by the Disclosing Party to the Receiving Party within thirty (30) days after its oral disclosure, and which is marked in a manner to indicate its confidential nature.

7.2 Confidentiality Obligations. Receiving Party shall keep and shall cause its Subsidiaries to keep any Confidential Information, including but not limited to the Technical Information disclosed by the Disclosing Party hereunder or pursuant to this Agreement, in confidence, and shall not disclose such Confidential Information to any third party during the term of this Agreement or at any time thereafter. The Receiving Party shall only permit disclosure of the Confidential Information to the Receiving Party's employees or consultants (who are bound by written confidentiality agreements imposing substantially the same obligations as set forth herein) who have a need to know and shall not use the Confidential Information for any purpose other than the purpose contemplated by the Individual Contract in connection with which such Confidential Information is disclosed.

7.3 Exceptions. The confidentiality obligations set forth in this Article 5 shall not apply to any information which:
     (a) is rightfully in the possession of the Receiving Party prior to receipt from the Disclosing Party; or
     (b)  is publicly known through no fault of the Receiving Party; or
     (c) is rightfully received by the Receiving Party from a third party without the breach of any restriction on disclosure; or
     (d) is independently developed by the Receiving Party provided that the Receiving Party provides substantial documentation of such independent development and demonstrates that such independent development was accomplished without any reference to or based upon the Confidential Information; or
     (e) is disclosed after obtaining the prior written consent of the Disclosing Party; or
     (f) is disclosed pursuant to applicable laws, regulations or court order, provided that the Receiving Party shall give the Disclosing Party prompt notice of such request so that the Disclosing Party has an opportunity to defend, limit or protect such disclosure; or
     (g) is established to be in the public domain other than as a consequence of a breach of an obligation undertaken not to disclose the information; or
     (h) is approved for release by prior written consent of the Disclosing Party; or
     (i) is disclosed to the Receiving Party by a third party having no obligation to the Disclosing Party to keep the information on confidence; or
     (j)  is made public by the Disclosing Party.

7.4 Non-Disclosure. Neither party hereto shall disclose any Confidential Information, obtained from the other party in the course of business under this Agreement to any third party during the term of this Agreement or at any time thereafter.

ARTICLE 8.  ASSIGNMENT
     The Agreement and the licenses granted herein shall inure to the benefit of the parties hereto and, within the limitations set forth in Articles 1.3 and 3.3 hereof, to the Subsidiaries of the parties hereto. Neither party hereto nor any of its Subsidiaries shall assign or transfer any rights, privileges or obligations hereunder or thereunder without the prior written consent of the other party hereto, except that SEC may assign this Agreement to a person or entity into which it has merged or which has otherwise succeeded to all or substantially all of its business and assets, and which has assumed in writing or by operation of law its obligations under this Agreement.

ARTICLE 9.  NOTICES
     All notices required or permitted to be given hereunder shall be in writing and shall be valid and sufficient if dispatched by registered airmail, postage prepaid, in any post office in Korea or in Ireland, as the case may be, and with a copy sent by a commercial express delivery service offering routine two-day delivery of messages between Ireland and Korea (for example, currently these would include Federal Express or DHL), and addressed as follows:
          If to SEC:     Samsung Electronics Co., Ltd.
                         16th Fl., Joon-ang Daily News Bldg.
                         7 Soonhwa-dong, Choong-ku
                         C. P. O. Box 2775
                         Seoul, Korea
                         Attn: Kurt Jun


          If to AST:     AST Ireland Limited
                         National Technological Park
                         Plassey
                         Limerick
                         Eire
                         Attn:  Managing Director

          With copy to:  AST Research, Inc.
                         16215 Alton Parkway
                         Irvine, California  92718
                         Attn:  General Counsel
     Either party may change its address by a notice given to the other party in the manner set forth above. Notices given as herein provided shall be considered to have been given fourteen (14) days after the mailing thereof.

ARTICLE 10.  AMENDMENT
     No oral explanation or oral information by either part hereto shall alter the meaning or interpretation of the Agreement. No modification, alteration, addition or change in the terms hereof shall be binding on either party unless reduced to writing and duly executed by a duly authorized officer of the parties.

ARTICLE 11.  GOVERNING LAW
     This Agreement and matters connected with the performance thereof shall be construed, interpreted, applied and governed in all respects in accordance with the laws of Ireland, without regard to its conflicts of law principles.


ARTICLE 12.  ARBITRATION
12.1 Negotiation and Arbitration. All disputes arising during performance under this Agreement shall be settled through friendly negotiation between the parties, including providing written notice of the dispute to the other party in advance of submitting any dispute to arbitration or making any filing with any judicial, administrative or regulatory authority concerning the dispute. The parties agree, when time and circumstances reasonably permit, that no arbitration, judicial, administrative or regulatory action concerning a dispute between the parties will be started until after the senior executive of each company has attempted to speak (in person, by telephone or by videophone) to the other concerning the dispute and attempted to resolve the dispute. In case no settlement can be reached, the dispute shall be submitted to arbitration if both parties determine that the subject matter of the dispute is such that arbitration will be an efficient, effective and timely method of resolving the dispute.

12.2 Arbitration Procedures. If the dispute is submitted to arbitration, the dispute shall be finally settled by an arbitration tribunal which shall be convened and conducted in accordance with the applicable rules and procedure of arbitration of the International Chamber of Commerce adopted in 1988. The arbitration proceeding shall be held before three (3) arbitrators in the headquarters city of the party not initiating the claim. Two (2) of the arbitrators shall first be appointed by the parties, one (1) by AST and one (1) by SEC. The arbitrators so appointed shall appoint a third arbitrator who shall be neither an ROK nor an Irish national, and shall act as the chairman of the arbitral tribunal. If the arbitrators appointed by the parties fail to appoint a third arbitrator within sixty
     (60) days after they have been appointed, the third arbitrator may be appointed by the arbitration body before which the arbitration is being held. In such event, the third arbitrator shall be neither an ROK nor an Irish national. The arbitration proceedings shall be conducted in English, and the law applied shall be the same as the governing law selected in
     Article 9 of this Agreement. The results of such arbitration shall be conclusive and binding upon the parties, and shall be enforceable in any court having jurisdiction over the parties against whom the award was rendered.

ARTICLE 13.  SEVERABILITY
     Should any clause, sentence, or paragraph of this Agreement judicially be declared to be invalid, unenforceable, or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement unless the economic equity of the parties is materially affected thereby.

ARTICLE 14.  FORCE MAJEURE
     In the event of acts of God, war, blockade, insurrection, mobilization or any other actions of Government authorities, riots, civil commotion, warlike conditions, strikes, lockout, shortage or control of power supply, plague or other epidemics, fire, flood, tidal waves, typhoon, hurricane, cyclone, earthquake, lightning, explosion, or any other causes beyond the reasonable control of either party or Force Majeure, neither party shall be liable for any default in performance of this Agreement arising therefrom.

ARTICLE 15.  LIMITATION OF LIABILITY
     IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGE OF ANY KIND, (INCLUDING WITHOUT LIMITATION LOSS OF PROFIT OR DATA) WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH LOSS.

ARTICLE 16.  ENTIRE AGREEMENT
     This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter of this Agreement and merges all prior discussions between them, and neither of the parties shall be bound by any modification of this Agreement, other than as expressly provided in this Agreement or as duly set forth on or subsequent to the date hereof in writing and signed by a duly authorized representative of the party to be bound thereby.

ARTICLE 17.  COMPLIANCE WITH LAWS

     Each party shall at all times and at its own expense comply in all material respects to all applicable laws and regulations of the Irish, Korean, US and other governments (and political subdivisions thereof) and any applicable notification requirements related to the transactions contemplated by this Agreement including, without limitation, documentation and fees associated with the Import/Export of the Products or any documentation or licenses related to the use thereof and obtaining any governmental approvals related to the performance of either party hereunder.

ARTICLE 18.  COOPERATION

     Each of the parties agrees to do such further acts and to execute and deliver such additional documents as are reasonably necessary or appropriate to give effect to the transactions contemplated by this Agreement and carry out the purpose and intent of this Agreement.

ARTICLE 19.  EQUITABLE RELIEF

     The parties acknowledge and agree that any unauthorized use, transfer or copying of the Confidential Information will cause irreparable injury to the Disclosing Party by substantially diminishing the value of the Disclosing Party's trade secrets and other proprietary rights contained in the Confidential Information. Therefore, if the Receiving Party (including its employees and consultants) attempts to use, transfer, copy, license, assign or otherwise convey the Confidential Information in any manner contrary to the terms of the Agreement, the Disclosing Party shall, in addition to any other remedies available to it, have the right to enjoin, preliminary and permanently, the Receiving Party from any such act, and the Receiving Party hereby acknowledges that other remedies are inadequate and consents to such injunction, provided that the court being requested to provide such remedy would otherwise find adequate grounds for such remedy.

ARTICLE 20.  CHOICE OF FORUM

     Any action arising out of or related to this Agreement or the transaction herein described, whether at law or in equity, not otherwise subject to International Arbitration under Article 10 hereof including, without limitation, the enforcement of any award, the seeking of injunctive relief to prevent or restrain infringement of valid intellectual property rights, may be instituted in and litigated in the courts of the Republic of Korea, the courts of Ireland or the courts of the United States of America. In accordance herewith, the parties hereto submit to the jurisdiction of the courts of the Republic of Korea, the courts of Ireland and the courts of the United States of America.

ARTICLE 21.  GOVERNMENT CONTRACTING

     If products are transferred from one party to this Agreement to another ("Products") and are used in connection with foreign or domestic government contracting or subcontracting, including, without limitation, either party's performance of any government contracts or subcontracts (the "Government Contracting Party"), then the Government Contracting Party shall ensure that: (l) the Products shall not constitute deliverables under any government contracts or subcontracts, and (2) no government entity shall acquire, under the terms of any government contracts or subcontracts, or any applicable government contracting laws, rules or regulations, any intellectual property rights of any nature in the Products, including rights under any copyrights, patents, trade secrets, or other proprietary rights attendant thereto. However, either party may supply Products to government agencies and transfer the usual rights to use the products or prepare archival copies of software, in accordance with the usual and conventional terms and conditions used by government agencies for the acquisition of commercially available products.

ARTICLE 22.  TIME LIMITATION ON ACTIONS

     Actions however asserted under this Agreement shall be commenced within one
     (1) year from the date the cause of action accrues.

ARTICLE 23.  TAXES/DUTIES/FEES

     In addition to the purchase price payable under this Agreement, SEC and AST when each is the purchasing party, shall pay all taxes (including, without limitation, sales, use, privilege, ad valorem or excise taxes), customs duties and import/export fees of any kind (including, without limitation, any fees for permits or licenses related to import/export compliance) paid or now or hereafter payable, however designated, levied or based on amounts payable to the selling party hereunder, on the purchasing party's acquisition, use or possession of products under this Agreement or upon the presence of products at the designated site, but exclusive of federal, state and local taxes based on the selling party's net income. The purchasing party shall not deduct or withhold from payments to selling party any amounts paid or payable to third parties for taxes, customs duties or import/export fees, however designated.

ARTICLE 24.  DUE EXECUTION

     Each party hereto warrants and represents to the other that the acceptance, execution and delivery of this Agreement has been duly authorized, and that all corporate actions and other steps necessary to make the acceptance of this Agreement and all the terms hereof valid and binding obligations have been duly taken.

ARTICLE 25.  APPROVALS AND SIMILAR ACTIONS

     Where agreement, approval, acceptance, consent or similar action by either party is required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld, unless specifically permitted by the Agreement.

ARTICLE 26.  RIGHTS AND REMEDIES

     Except as otherwise expressly provided herein, the rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies any party could have at law or in equity or otherwise.

ARTICLE 27.  COUNTERPARTS

     This Agreement may be executed in one or more counterparts all of which taken together will constitute one and the same instrument.

ARTICLE 28.  HEADINGS

     Headings of articles and other provisions of this Agreement are for convenience only, and do not alter the meaning of this Agreement.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement, on the dates below indicated.


SAMSUNG ELECTRONICS CO., LTD.       AST IRELAND LIMITED

By:  /s/KURT JUN                    By:  /s/SAFI U. QURESHEY

Name:   Kurt Jun                    Name:   Safi U. Qureshey
Title:  Director                    Title:  Chairman of the Board
Date:   March 15, 1996              Date:   March 15, 1996